Exhibit 8.1

August 23, 2017

Black Knight Holdco Corp.

601 Riverside Avenue

Jacksonville, Florida 32204

Ladies and Gentlemen:

We have acted as tax advisor to New BKH Corp. (“New BKH”), a Delaware corporation, in connection with certain transactions described in the Registration Statement on Form S-4 (the “Registration Statement”), which includes the Prospectus (the “Prospectus”), filed by Black Knight Holdco Corp. (“New Black Knight”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended.  The Registration Statement describes: (1) the distribution by Fidelity National Financial, Inc. (“FNF”), a Delaware corporation, on a pro rata basis to the holders of its FNF Group common stock of all of the outstanding shares of its wholly-owned subsidiary New BKH, which, following an internal restructuring, will hold 98.46% of the shares of Class B common stock in Black Knight Financial Services, Inc. (“Black Knight”), beneficially owned by FNF and 54.29% of the Class A units (“BKFS LLC Units”), of Black Knight Financial Services, LLC (“BKFS LLC” and the “Distribution”), and (2) following the Distribution, the merger of New BKH and Black Knight with wholly-owned subsidiaries of New Black Knight, with New BKH and Black Knight surviving such mergers as wholly-owned subsidiaries of New Black Knight (each such merger, the “New BKH Merger” and the “BKFS Merger,” respectively, and together, the “Mergers”) pursuant to the Agreement and Plan of Merger, dated as of June 8, 2017 (the “Merger Agreement”).  This letter sets forth our opinion concerning certain U.S. federal income tax consequences of the Mergers.

FNF has received a private letter ruling (the “IRS Ruling”) from the Internal Revenue Service (the “Service”) regarding certain aspects of the Distribution.

Our opinion is based on the facts, assumptions, and representations as to factual matters outlined herein or in the Merger Agreement, representation letters provided to us by FNF, New BKH, Black Knight, and New Black Knight (together, the “Representation Letters”) or in such other documents set forth below as we deemed appropriate to review in order to render our opinion:

•                 The request for private letter rulings submitted by FNF to the Service (including all exhibits or attachments thereto), as supplemented and amended;

•                 The Registration Statement; and

•                 The transaction agreements (including all schedules, exhibits or other attachments thereto) pursuant to which the Distribution and the Mergers have been and will be effected (collectively, with the documents referred to in the preceding bullets and with the Representation Letters, the “Transaction Documents”) as well as such other documents and records as we have deemed necessary or appropriate as a basis for the tax opinion set forth below.

For purposes of rendering our opinion, we have assumed that such statements, representations, warranties, covenants and information set forth in the Transaction Documents are true, correct and complete, and that such representations and covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent or otherwise. Our opinion assumes and is expressly conditioned on, among other things, the statements, representations, warranties, covenants and information made by representatives of FNF and its subsidiaries, including those set forth in the Transaction Documents, as well as on the continuing validity and effectiveness of the IRS Ruling as of the date hereof and at all relevant times in the future.

Our opinion is based on an analysis of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, and other relevant authorities as of the date of this letter, and represents our interpretations of such authorities.  The foregoing are subject to change, and such change could have retroactive effect such that our opinion is no longer valid.  We have assumed no obligation to update our opinion for changes in facts or law occurring after the date of this letter.  Our opinion is only with respect to the specific U.S. federal income tax consequences addressed above and no other federal, state, local or foreign tax matters of any kind were considered.

We hereby confirm that the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences of the Transactions” in the Prospectus insofar as it relates to the material U.S. federal income tax consequences of the New BKH Merger to the U.S. holders of New BKH common stock and the Black Knight Merger to the U.S. holders of Black Knight Class A common stock constitutes our opinion as to the material U.S. federal income tax consequences of the New BKH Merger to the U.S. holders of New BKH common stock and the Black Knight Merger to the U.S. holders of Black Knight Class A common stock, subject to the qualifications set forth in such discussion.

This opinion is being provided to you solely in connection with the Registration Statement.  In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Material U.S. Federal Income Tax Consequences of the Transactions” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours sincerely,

/s/ Deloitte Tax LLP